1 Eos Energy Storage LLC 3920 Park Avenue Edison, NJ 08820 (732) 225-8400 www.eose.com March 3, 2025 DELIVERED VIA EMAIL Mr. Eric Javidi RE: Offer of Employment Dear Eric: We are pleased to extend to you this conditional offer of employment (this "Offer Letter") with Eos Energy Storage LLC, a Delaware limited liability company (the "Company"), subject to the completion of certain pre- employment requirements as set forth below. Please review this summary of the terms and conditions of your anticipated employment with the Company. If you accept this Offer Letter, the start date of your employment will be Wednesday, March 5, 2025, or another date mutually agreed to by you and the Company in writing (the "Start Date"). Below are the proposed terms and conditions of your employment with the Company: 1. Position: Your position and title will be Chief Financial Officer, and you will be reporting to the Company's Chief Executive Officer. You will have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with your position as the Chief Executive Officer specifies from time to time. This role is a full-time exempt position that is not eligible for overtime. This role is a hybrid position that requires you to regularly report on-site to the Company's offices located in Turtle Creek, Pennsylvania and to travel to other locations owned, leased, and/or operated by the Eos Company Group (as defined below) as needed. The Company will employ you for a term commencing on the Start Date and continuing until your employment with the Company terminates in accordance with Section 10 below (the period during which you are employed with the Company, the "Term"). At the Company's expense, you shall be required, as needed, to travel for work-related matters to the Company's locations in Turtle Creek, Pennsylvania and Edison, New Jersey, and/or such other locations as the Company may periodically designate. As an employee of the Company, you will be subject to all applicable employment and other policies and procedures of the Company, its parent company, Eos Energy Enterprises, Inc., a Delaware corporation ("Eos"), and any of Eos's Affiliates (collectively, the "Eos Company Group") that are made available to you in writing. For purposes of this Offer Letter, “Affiliate” means with respect to a company (a) any person or entity that directly or indirectly controls, is controlled by or is under common control with such company, and/or (b) any person or entity in which such company has a significant interest. The term “control” (including with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. 2. Base Salary: In consideration of you serving in this role, the Company will pay you an annualized base salary (the “Base Salary”) of US$500,000. Your salary will be payable in accordance with the Company’s standard payroll practices and schedule. Your Base Salary will be reviewed by the Board of Directors of Eos (the

2 “Board”) or the Compensation Committee thereof at least annually and will be subject to increase (but not decrease) by the Board or the Compensation Committee thereof from time to time. 3. Sign-On Cash Bonus: As an incentive for you to accept this Offer Letter, the Company will pay you a sign-on bonus of US$5,000 to assist with legal expenses that you may incur in connection with your transition to Eos (the "Sign-On Bonus"), which will be paid to you within 30 days of the Start Date. 4. Annual Cash Bonus: You are eligible, for each calendar year of the Term, to participate in and earn an annual bonus (an “Annual Bonus”) under the Eos Company Group's discretionary annual short-term incentive bonus program under the Short-Term Incentive Compensation Plan of Eos. Your individual Annual Bonus target will be eighty percent (80%) of your Base Salary, which be prorated for the 2025 calendar year. All Annual Bonuses are awarded based on the sole discretion of the Company, and bonus compensation paid in one year does not guarantee bonus compensation in subsequent years. Any Annual Bonus will be paid to you at the same time as annual bonuses are paid to other senior executives of the Company generally for the applicable calendar year. In order to be eligible to earn and receive any Annual Bonus, you must be a full-time active employee with the Company as of the date the cash Annual Bonus is paid, unless otherwise provided in a written agreement or this Offer Letter (including Section 10(a)(ii) below) and subject to and in accordance with applicable law. 5. Initial Equity Award: As an incentive to you to accept this Offer Letter, the Eos will award you, on the Start Date, a one-time initial equity grant of restricted stock units of Eos’ common stock equivalent to an aggregate dollar value of US$2,000,000, (the "Equity Award"). The precise number of stock units will be determined by applying a 10-day volume-weighted average price measured as of the date of your acceptance of this offer. The Equity Award will vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to your continued employment with the Company through the applicable vesting date. 6. Future Equity Awards: For each calendar year commencing during the Term, you are eligible to participate in Eos's annual long- term incentive equity program under the LTl Plan and to receive annual equity awards thereunder that are commensurate with your position with the Company (each, an “Annual Grant”). In addition, you will be granted an annual LTI Plan equity award for calendar year 2025 with an aggregate value on the grant date equal to US$500,000 (the “2025 Annual Grant”). This amount is not expected to be representative of future awards. The 2025 Annual Grant and any subsequent Annual Grant will be subject to the terms of the LTI Plan and an equity award agreement between you and Eos, which agreement will be in the same form (and subject to the same vesting, forfeiture and other terms and conditions) used for annual grants made in the applicable calendar year to other senior executives of the Company. 7. Other Employee Benefits: During the Term, you will be eligible to participate in the Company's benefit plans and programs in effect from time to time that are made available to other senior executives or mandated by law, in accordance with and subject to the eligibility and other provisions of such plans and programs. As of the date of this Offer Letter, such benefits include the following: • Eligibility to enroll in the Company's 401(k) plan beginning on the Start Date and subject to the terms and conditions of the plan. It is the Company's current policy to contribute 3% of an employee's gross base salary per each pay period. • Eligibility to participate in the Company's group health and welfare plans beginning on the Start Date and subject to the terms and conditions of each respective plan. After the Start Date, you will have 30 calendar days to elect your health benefits which would be retroactive to the Start Date. • You will be entitled to unlimited days of paid time off per calendar year.

3 • The Company currently provides for eleven (11) paid holiday days. • The Company shall reimburse you for reasonable business, travel, lodging, meal and other reasonable expenses incurred by you in connection with your performance of services hereunder in accordance with the Company's expense policy applicable to its senior level executives as in effect from time to time. The Company may deduct or withhold any applicable federal, state, or local tax or employment withholdings or deductions resulting from any payments or benefits to be provided under this Offer Letter and in accordance with applicable law. The Company reserves the right, in its sole discretion, to modify or terminate any of its employee benefits plans or programs at any time and for any reason to the extent permitted by applicable law. 8. Conditions to Employment: This Offer Letter is contingent upon you satisfying all of the following conditions: • Satisfactory completion of a background check (including a consumer report which may include credit reports, criminal records, and driving records, among other resources), for which the required notification and authorization consent forms will be provided to you upon the Company's receipt of a countersigned copy of this Offer Letter. • Satisfactory completion of a drug screening test. • Execution of all documentation required by the Company for new executive employees including: 1. Employee Nondisclosure, Assignment and Non-Solicitation Agreement 2. Acknowledgment of Eos Code of Business Conduct and Ethics 3. Acknowledgment of Eos Employee Handbook • Verification of your right to work in the United States, as demonstrated by your completion of the Form 1-9 upon hire and your submission of acceptable documentation (as noted on the Form 1-9) verifying your identity and work authorization within three (3) days of starting employment. • Confirmation from U.S Citizenship and Immigration Services of US work authorization via the e-Verify program. Please note that in the sole discretion of the Company, you may be permitted to start employment with the Company pending the Company's receipt any of the above-referenced results. However, if the results from the above referenced background checks and/or tests are ultimately unsatisfactory, then disqualification from employment with the Company may be warranted in accordance with applicable law. 9. Employment Relationship; Termination of Employment: (a) At-Will Employment. This Offer Letter does not guarantee any fixed term of employment, and your employment with the Company is “at will”. This means that both you and the Company are free to terminate your employment relationship at any time, for any reason or for no reason at all, in accordance with this Section 9. (b) Termination Due to Death or Disability. During the Term, your employment shall automatically terminate in the event of your death, and may be terminated by the Company due to your Disability. (c) Termination by the Company. During the Employment Period, the Company may terminate your employment with the Company with or without Cause. (d) Termination by You. During the Employment Period, you may terminate your employment with the Company with or without Good Reason.

4 (e) Notice of Termination. Any termination of your employment by the Company pursuant to Section 9(b) (other than in the event of your death), or Section 9(c), or by you pursuant to Section 9(d), shall be communicated by a written notice addressed to the other party to this Offer Letter stating that your employment with the Company has been or will be terminated (a “Notice of Termination”). As used in this Offer Letter, the term “Date of Termination” shall mean (i) if your employment is terminated by your death, the date of your death; (ii) if your employment is terminated by the Company pursuant to Section 9(b) due to your Disability, 45 days after the date on which the Notice of Termination is given; provided, that, if you shall have returned to the performance of your duties on a full-time basis during such 45-day period, such Notice of Termination shall be of no force or effect; (iii) if your employment is terminated by the Company for Cause or by you for Good Reason, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; and (iv) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be 60 days after the date of such notice) and, if no such notice is given, 60 days after the date of termination of employment; provided, that, if notice of less than 60 days is provided, the Company will provide you with full pay and benefits in lieu of notice for an amount of time equal to (A) such 60-day period, less (B) the actual number of days’ notice provided to you. 10. Payments Upon Certain Terminations: (a) Termination Without Cause or For Good Reason: If the Company shall terminate your employment with the Company without Cause or you shall resign for Good Reason (as these terms are defined in this Section), in either case, during the Term, then you will receive from the Company: (i) any accrued and unpaid Base Salary and any unreimbursed business expenses pursuant to the Company's expense reimbursement policy in effect from time to time, in each case, earned or properly incurred, as applicable, through the Date of Termination, which shall be paid on the next payroll date immediately following the Date of Termination or such earlier date as required by applicable law (collectively, the "Accrued Benefits"); and (ii) as liquidated damages with respect of any claims that may arise in connection with this Offer Letter or your employment with the Company and provided that, no later than fifty five (55) days following the Date of Termination, you execute, deliver, and not revoke a release of claims in the form attached hereto as Exhibit A (the “Release”): • twelve (12) months' Base Salary, which shall be paid in periodic installments on the Company's regular payroll dates over the 12-month period following the Date of Termination (the "Base Salary Continuation"); provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which you are entitled to consider and/or revoke the Release spans two (2) calendar years, no Base Salary Continuation payments shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable (in either case, the “First Payroll Date”)); • any earned, unpaid Annual Bonus for the calendar year ending immediately prior to the calendar year in which the Date of Termination occurs (if any) (the

5 “Prior Year Bonus”), payable in a single lump sum amount on the date on which annual bonuses are generally paid to other senior executives of the Company with respect to the calendar year to which it relates or, if later, on the First Payroll Date (but in all events in the calendar year in which the Date of Termination occurs); • full vesting of all equity awards (other than any awards subject to performance-based vesting), including, without limitation, the Equity Award, the 2025 Annual Grant and each other Annual Grant, in each case, to the extent not yet vested and notwithstanding the Award Agreement or any other award agreement (such full vesting, together with the Base Salary Continuation, and the Prior Year Bonus, the “Severance”). (b) Termination for Any Other Reason: In the event your employment with the Company is terminated for any reason other than as set forth in Section 10(a), you will receive from the Company the Accrued Benefits in accordance with Section 10(a)(i), and once paid, you shall not be eligible to receive any other compensation or benefits from the Company. (c) Effect of Termination on Other Plans and Programs: In the event that your employment with the Company is terminated for any reason, you shall be entitled to receive all amounts payable and benefits vested or accrued under any otherwise applicable plan, policy, program or practice of the Company in which you were a participant immediately prior to the Date of Termination in accordance with the terms thereof; provided that if your employment is terminated without Cause or for Good Reason, you shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or incentive compensation and the provisions of this Section 10 shall supersede the provisions of any such plan, policy, program or practice. (d) Certain Definitions: For purposes of this Offer Letter, "Cause" means, your (a) conviction of, or entry of a plea of guilty or no contest to, a felony or any other crime that causes the Eos Company Group public disgrace or disrepute, or materially and adversely affects the Eos Company Group's operations or financial performance or the relationship the Company has with its customers; (b) gross negligence, fraud, embezzlement, theft or willful and repeated misconduct with respect to the Eos Company Group or in the course of your employment to the Eos Company Group that has caused or is reasonably expected to result in material injury to the Eos Company Group; (c) willful and repeated refusal to perform any lawful, material duty to the Company hereunder (other than any duty of the type described in clause (f) below) to the Company (other than due to a Disability, physical or mental illness or legally protected leave of absence), which refusal, if curable, is not cured within 60 days after delivery to you by the Company of written notice thereof specifying such alleged refusal in reasonable detail; (d) material breach of any written agreement with the Eos Company Group that has caused or is reasonably expected to result in material injury to the Eos Company Group, which breach, if curable, is not cured within 60 days after the delivery to you by the Company of written notice thereof specifying such alleged refusal in reasonable detail; (e) failure to cooperate, if reasonably requested by the Company, with any investigation or inquiry into your or the Company's business practices, whether internal or external, including your refusal to be deposed or to provide truthful testimony at any trial or inquiry that has caused or is reasonably expected to result in material injury to the Eos Company Group, which failure, if curable, is not cured within 60 days after delivery to you by the Company of written notice thereof specifying such alleged failure in reasonable detail; and/or (f) breach of any fiduciary duty owed to the Eos Company Group that has caused or is reasonably expected to result in material injury to the Eos Company Group, which breach, if curable, is not cured within 60 days after delivery to you by the Company of

6 written notice thereof specifying such alleged breach in reasonable detail. For the purposes of this Offer Letter, “Disability” shall mean a physical or mental disability that prevents the performance by you of your essential duties under this Agreement for a continuous period of 180 days or longer, or for 360 days or more in any 24-month period; provided, that, the Company will comply with all obligations to provide reasonable accommodation of any disability of you consistent with applicable law. For purposes of this Offer Letter, “Good Reason” shall mean a termination by you of your employment hereunder if (i) any of the following events occur without your prior written consent, (ii) within 90 days after you learn of the occurrence of such event, you notify the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure, and (iii) such event is not cured within 30 days after you so notify the Company: (A) a material diminution in your authority, duties or responsibilities, (B) an adverse change in your title or in the reporting structure applicable to you, (C) a material reduction in the rate of Base Salary or the target Annual Bonus opportunity, other than in connection with (and in the same proportions as) an across the board reduction of the base salaries or target bonus opportunities, respectively, of senior executives of the Company generally, (D) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Offer Letter in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, or (F) any material breach by the Company of any of its material obligations hereunder. 11. No Conflict or No Prior Non-Compete: By countersigning this Offer Letter, you confirm that you are able to accept this job and perform your duties for the Company in your role and that you have no contractual commitments or other legal obligations imposed by a current or former employer or any other third party that would prohibit or prevent you from entering into employment with the Company or performing your duties for the Company in your role. If you have any such contractual commitments or other legal obligations that would prohibit or prevent you from entering into employment with the Company or performing all of your duties for the Company in your role, then before countersigning this Offer Letter, you must disclose such commitments and obligations to the Company, including (to the extent permitted under the terms of such commitments and obligations) copies of any agreements (such as non-compete, non-solicitation, confidentiality, proprietary or trade secret restrictions obligations) between you and your current or former employer or other party even if you believe the agreement may be inapplicable or unenforceable. By countersigning this Offer Letter, you certify and represent to the Company that you have not violated any such agreement and will not do so in connection with your employment with the Company in the future. During the Term, you will devote substantially all of your business time and efforts to the performance of your duties at the Company, and you will not work (whether full-time or part-time) without the prior consent of the Company’s Chief Executive Officer as an employee, representative, independent contractor, agent or otherwise for any other corporation, partnership, company or other entity, without the prior written approval of the Company. Notwithstanding the foregoing, during the Term, you may (i) serve on boards, committees or similar bodies with the consent of the Chief Executive Officer, for-profit entities that do not compete with the activities of the Company and/or (y) charitable, civic or other nonprofit organizations, (ii) participate in teaching, speaking and writing engagements, (iii) attend educational seminars and programs, and (iv) manage your and your family’s personal investments, in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of your duties and responsibilities under this Offer Letter. 12. Confidential Information: (a) You must not use for the Eos Company Group's benefit nor disclose to the Eos Company Group

7 any confidential, proprietary, or trade secret information belonging to others unless you have advised the Eos Company Group in advance that the information belongs to a third party, and both the Eos Company Group and the owners of the information consent to its disclosure and use. You further agree to not disclose to anyone outside the Eos Company Group (or to anyone inside the Eos Company Group without a reasonable basis to know) any confidential and/or proprietary information belonging to the Eos Company Group, subject to applicable laws, except in the performance of your duties to the Eos Company Group and as permitted under Section 12(c) or 14(d) below. This obligation applies at all times including after your employment with the Eos Company Group ends. (b) During your employment with the Company and following any termination thereof, without the prior written consent of a duly authorized representative of the Company, except as permitted under Section 15 below or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event you shall, to the extent possible and permissible under applicable law, use your best efforts to consult with the Company prior to responding to any such order or subpoena, and except in the performance of your duties hereunder, you shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including data and other information relating to the Eos Company Group, or to the members of the boards of directors of the Eos Company Group, or to the management of the Eos Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Eos Company Group or (ii) that the Eos Company Group may receive belonging to customers or others who do business with the Eos Company Group (collectively, "Confidential Information") to any third party. Your obligations of nonuse and nondisclosure with respect to Confidential Information do not apply to information that (w) has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of your breach of this Section). (c) Notwithstanding anything to the contrary contained in this Offer Letter, this Offer Letter does not limit your ability to (i) communicate or cooperate with any government agency or file, testify or participate in or otherwise assist or provide information to, or report, any federal, state or local government agency, including the Securities and Exchange Commission ("SEC"), the Commodity Futures Trading Commission ("CFTC"), the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice or any self-regulatory organization, (ii) make other disclosures that are protected under the whistleblower provisions of federal or state law or otherwise participate in any investigation or proceeding that may be conducted by any government agency (including, without limitation, the SEC or CFTC), including providing documents or other information, without notice to the Eos Company Group, (iii) exercise any rights you may have as a non- supervisory employee (if applicable) under Section 7 of the National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful, (v) make disclosures with respect to sexual harassment or sexual assault allegations under federal, state, tribal or local law before the dispute arises, or (v) make disclosures that are protected under the National Labor Relations Act (or any similar state law). This Offer Letter does not limit your right to receive an award for information provided to any government agencies. 13. Restrictive Covenants: (a) Non-Competition: While you are employed by the Company and for twelve (12) months after the termination of your employment with the Company for any reason (whether voluntary or involuntary) (the

8 "Restriction Period"), you shall not, directly or indirectly (whether for your own account or for the account of, or for or in coordination with, any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a "Person")), own, operate or perform any services for (in each case, as an owner, employee, contractor, partner, shareholder, member, director, officer, agent or otherwise) any Person (other than a member of the Eos Company Group) engaged in the Business (as defined below) in any Restricted Geography (as defined below) (whether as an owner, partner, shareholder, member, director, manager, officer, employee, contractor or agent or otherwise). For purposes of this Offer Letter, "Business" means the development and manufacture of energy storage products and solutions, including, without limitation, grid- scale energy storage, DC battery systems, electric utilities, applications in commercial and industrial, micro grid, telecom, military, renewables, and residential markets, and the provision of services related thereto; and "Restricted Geography" means any geographic area in which the Eos Company Group has engaged or has planned to engage in Business during your employment; provided however, that the terms "Business" and "Restricted Geography" shall, for purpose of your post-employment obligations under this Agreement, be limited in scope to those aspects of the Business and that Restricted Geography which you were involved with, responsible for, or had access to Confidential Information about at any time during the last twelve (12) months of your employment (or, if your Term is less than twelve (12) months, at any time during the Term). The provisions of subparagraph (a) shall survive the termination of this Agreement. (b) Non-Solicitation of Employees: During the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any Person, solicit for employment, employ or otherwise interfere with the relationship of the Eos Company Group with any natural person throughout the world who is then employed by or otherwise engaged as an independent contractor to perform services for the Eos Company Group, other than any such solicitation or employment on behalf of or at the request of the Eos Company Group during the Term (provided, however, that the scope of service providers to which your post-employment obligations under this Section apply is, without waiver or limitation of your other post-employment obligations herein, those natural persons who are then and were, during the last twelve (12) months of your employment (or, if your Term is less than twelve (12) months, at any time during the Term), employed by or otherwise engaged as an independent contractor to perform services for the Eos Company Group and with whom you were involved, for whom you were responsible, or about whom you had access to Confidential Information during such period). Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that you may publish without targeting any employees or independent contractors of the Eos Company Group shall not be considered a violation of Section. (c) Non-Solicitation of Business Relationships: During the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any other Person solicit, interfere with, or otherwise attempt to establish any business relationship with any customer, client, distributor, supplier or vendor of the Business of the Eos Company Group, other than any such activity on behalf of or at the request of the Eos Company Group during the Term; provided, however, that the scope of customers, clients, distributors, suppliers or vendors to which your post-employment obligations under this Section apply is, without waiver or limitation of your other post-employment obligations herein, those who are then and were, during the last twelve (12) months of your employment (or, if your Term is less than twelve (12) months, at any time during the Term), customers, clients, distributors, suppliers or vendors of the Eos Company Group which you were involved with, responsible for, or had access to Confidential Information about during such period. (d) Mutual Non-Disparagement:

9 Subject to applicable law and except as permitted under Section 12(c) or 14(d), you agree that you shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the Eos Company Group or any of its directors, officers, employees, customers, suppliers, or stockholders nor engage in any other conduct or make any that statement that could reasonably expected to impair the goodwill of the Eos Company Group or the reputation of the Company Group, in each case, except to the extent required by law. Subject to applicable law, the Company agrees that the Eos Company Group shall not, and shall instruct its officers and directors not to, make any comment or statement (including through social media) that is defamatory or disparaging in any way to you, your affiliates or your reputation of goodwill. This Section does not, in any way, restrict or impede you from conducting employee performance reviews or otherwise providing employees with performance feedback in the course of your employment duties, or you or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement, from making disclosures to enforce the terms of this Offer Letter, from making truthful statements or disclosures in confidence to a professional advisor for the purpose of securing professional advice, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed what is required by the law, regulation, or order, and provided further that (to the extent possible and permissible under applicable law) you shall promptly provide written notice of any such order to the Company. 14. Works for Hire: (a) General: You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by you (either alone or with others) during your employment with the Company (collectively "Developments"); provided that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on your time, and (i) which do not relate (A) to the business of the Eos Company Group or (B) to the actual or demonstrably anticipated research or development of the Eos Company Group, and (B) which do not result from any work performed by you for the Company. (b) Disclosure: Assignment: Subject to Section 14(d)(i), you will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by you, either alone or jointly with others during your employment with the Company. You hereby assign all right, title and interest in and to any and all of these Developments to the Company. You shall further assist the Company, at the Company's expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. You hereby irrevocably designate and appoints the Company and its agents as attorneys-in-fact to act for and on your behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by you. (c) Copyright Act: Moral Rights: In addition, and not in contravention of Sections 14(d)(i) or 14(d)(ii), you acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of employment, and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights"). To the extent you retain any such Moral Rights under applicable law, you hereby waive such

10 Moral Rights and consents to any action consistent with the terms of this Offer Letter with respect to such Moral Rights, in each case, to the full extent of such applicable law. You will confirm any such waivers and consents from time to time as requested by the Company. (d) Authorized Disclosure: Section 1833(b) of Title 18 of the United States Code states "(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose a trade secret, except pursuant to court order." Accordingly, you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Offer Letter is intended to conflict with Section 1833(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1833(b) of Title 18 of the United States Code. 15. Return of Documents: In the event of the termination of your employment for any reason, you shall promptly deliver to the Company (a) all property of the Eos Company Group then in your possession; and (b) all documents and data of any nature and in whatever medium of the Eos Company Group, and you shall not take with you any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. 16. Certain Acknowledgments: You acknowledge and agree that you will have a prominent role in the development of the goodwill of the Eos Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Eos Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Eos Company Group and that (a) in the course of your employment with the Company, you will obtain Confidential Information concerning the business and operations of the Eos Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Eos Company Group; (b) the covenants and restrictions contained in Section 13 are intended to protect the legitimate interests of the Eos Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (c) you desire to be bound by such covenants and restrictions. 17. Tax Advice: You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities. 18. Terms and Conditions: This Offer Letter, together with the Award Agreement and the Release, includes full and complete understanding, and supersedes and replaces any prior agreements, representations, or understandings (whether written, oral, implied or otherwise) between you and the Company, regarding the terms and conditions of your employment with the Company. This Offer Letter may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company.

11 19. Dispute Resolution: Except for injunctive relief, or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Offer Letter, your employment with the Company, or the termination thereof (each such dispute, claim, question or controversy, a "Dispute") shall be resolved by submitting such Dispute to binding arbitration administered by American Arbitration Association pursuant to its Employment Arbitration Rules and Mediation Procedures (collectively, the "Rules"), and pursuant to the procedures set forth in this Section. In the event of any conflict between the Rules and the procedures set forth in this Section), the procedures set forth in this Section shall control. The language for the arbitration shall be English and the location for the arbitration shall be in Pittsburgh, Pennsylvania. Subject to applicable law, the parties hereto shall keep confidential the fact of the arbitration, the Dispute being arbitrated and the decision of the arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any courts in the United States. Each party shall be responsible for its own costs and expenses, including attorneys' fees, unless applicable law provides otherwise. BY AGREEING TO ARBITRATION, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A TRIAL BY A JURY OF THEIR PEERS AS TO THE DISPUTES TO BE ARBITRATED. 20. Definitions and Headings: Unless otherwise expressly noted, all references to: (a) "Section" shall mean, with respect to such reference, each such section or subsection of this Offer Letter, and (b) "Exhibit" shall mean, with respect to any such reference, each such schedule or exhibit attached to this Offer Letter. The headings of any section or paragraph of this Offer Letter are for convenience of reference only and shall not be used to interpret any provision of this Offer Letter. 21. Severability: The provisions of this Offer Letter are to be deemed severable and the invalidity, illegality or unenforceability of one or more of such provisions shall not affect the validity, legality or enforceability of the remaining provisions. 22. Section 409A: (a) The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short- term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Offer Letter shall be deemed to be a separate payment for purposes of Section 409A. This Offer Letter shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and you agree to negotiate in good faith to make amendments to the Offer Letter, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Offer Letter that are “deferred compensation” subject to Section 409A, references in the Offer Letter to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

12 (b) In the event that you are a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Offer Letter constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after your “separation from service” (as described in Section 409A) (or, if earlier, the date of the your death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. (c) The parties hereto intend that the Severance payments up to two times the dollar limit in effect under Section 401(a)(17) of the Code for the year in which your “separation from service” (as described in Section 409A) occurs shall be exempt from Section 409A to the extent permitted under Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “two-times/two-year” exemption). In determining which installments of Severance are taken into account in applying the two-times/two- year exemption, any other exemptions from Section 409A (including, the short-term deferral exception, if applicable) shall be taken into account first and the immediately following installments shall then be applied toward the two-times/two-year exception (up to the applicable dollar limit). 23. Section 280G: (a) Notwithstanding anything to the contrary contained in this Offer Letter or otherwise, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of you by the Eos Company Group, whether paid or payable or distributed or distributable pursuant to the terms of this Offer Letter or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if you received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Offer Letter, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below). (b) The determination of whether the Total Payments shall be reduced as provided in Section 23(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the 10 largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided, that you shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the 10 largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and you, within 10 business days of the termination of your employment or at such other time mutually agreed by the Company and you. If the Determining Party determines that no Excise Tax is payable by you with respect to the Total Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and you. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 23(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do

13 not agree, a third accounting firm shall be jointly chosen by you and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and you. (c) If, notwithstanding any reduction described in Section 23(a), the Internal Revenue Service (“IRS”) determines that you are liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then you shall be obligated to pay back to the Company, within 30 calendar days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount”. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 23, you shall pay the Excise Tax. (d) Notwithstanding any other provision of this Section 23, if (i) there is a reduction in the Total Payments as described in this Section 23, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those payments or benefits which were reduced pursuant to this Section 23 as soon as administratively possible after you pay the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that your net after-tax proceeds with respect to the Total Payments are maximized. (e) If, following a reduction of the Total Payments pursuant to Section 23(a), the Determining Party or a court of competent jurisdiction determines that the Total Payments were reduced to a greater extent than required under Section 23, then the Company shall as soon as administratively possible (but not later than by March 15 following the calendar year of such determination) pay the amount of such excess reduction to or for the benefit of you, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code), from the date the amount would have otherwise been paid to you until the payment date. (f) To the extent requested by you, the Company shall cooperate with you in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by you (including, without limitation, your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code. 24. Governing Law: This Offer Letter shall be governed, interpreted, and enforced by, under and in accordance with, the laws of the Commonwealth of Pennsylvania, U.S.A., without regard to its otherwise applicable conflicts of laws rules. 25. Assignment and Beneficiaries: This Offer Letter shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Offer Letter shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives. This Offer Letter shall not be assignable by any party hereto without the prior written consent of the other party hereto, except as

14 provided pursuant to this Section 25. The Company may affect such an assignment without prior written approval of you upon the transfer of all or substantially all of its business and/or assets (by whatever means). 26. Execution by Counterparts: This Offer Letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of any party delivered by an electronic signature program (such as DocuSign), an email transmission in portable document format (also known as a "pdf." file), or facsimile shall be deemed delivery of an original executed counterpart for all purposes and shall be binding on all parties. If you agree with the terms of this Offer Letter, please countersign this Offer Letter where indicated below within three (3) business days. Upon your acceptance of this Offer Letter, the Company will provide you with all the necessary employment documentation and instructions. We believe you can make a significant contribution to Eos and look forward to welcoming you as a valuable member of our team. If you have any questions about this Offer Letter, please contact Michelle Buczkowski or me at any time. Sincerely, Eos Energy Storage, LLC By: Joe Mastrangelo Chief Executive Officer I have read and understand this Offer Letter and I accept each of the terms and conditions of this Offer Letter. Eric Javidi Date

Exhibit A Form of Release Agreement This release agreement (this "Release Agreement") is dated as of [ J, 20_ and is entered into by Eos Energy Enterprises, Inc. (the "Company") and [NAME OF CANDIDATE] ("you" or "your") in connection with the termination of your employment with the Company. 1. General Release (a) You, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the "Releasors"), hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present parents, subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities ( collectively, the "Re/easees") from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims arising under any United States federal, state or local laws or any applicable laws of any other country, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and any and all other United States federal, state or local regulations, ordinances or public policies, any common law or equity claims and any applicable laws of any other country, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs: provided, that such released claims shall not (i) include any claims to enforce your rights under, or with respect to, this Release Agreement or the severance payments and benefits to be provided under Section 7(f)(i) of your Employment Agreement, dated as of [DATE], by and between you and the Company (the "Employment Agreement"), (ii) include any claims that may arise after the date on which you or the Company signs this Release Agreement, (ill) include any claims that cannot be waived as a matter of law, (iv) include any claims for vested employee benefits, (v) include any right to exercise options or other equity awarded under the Company's 2020 Incentive Plan, as amended from time to time, or (y) be considered a waiver of or otherwise limit your rights in your capacity as an officer of the Company to indemnification, exculpation, or liability or advancement of expenses under the Company's governing documents or benefits under any directors or officers insurance policy maintained by the Company (the foregoing sub-clauses (i) through (iv) shall collectively be referred to as the "Retained Claims"). (b) The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees. Notwithstanding the foregoing or any other provision of this Release Agreement, nothing in this Release Agreement shall be construed to prohibit the Executive from (i) complying with a subpoena with regard to an investigation conducted by the appropriate local, state, or federal agency; (ii) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive is entitled; (iii) seeking recourse through a government agency exercising rights that are not allowed to be released by applicable law, including the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, provided that, Executive acknowledges and agrees that, by virtue of this Agreement, Executive has waived any available relief (including, but not limited to, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement; (iv) asserting claims for wages, bonuses, vacation and sick pay that become due after the date of this Agreement; or (v) asserting claims for breach of this Release Agreement. Nothing contained in this Release Agreement, however, waives or releases Executive's right to receive a monetary award from the Securities Exchange Commission ("SEC") or the Commodity Futures Trading Commission ("CFTC") for information provided to the SEC or CFTC. 2. Consideration. If you timely execute, deliver and do not revoke this Release Agreement, U!) the Company shall comply with the applicable provisions of Section 7(f)(i) of your Employment Agreement in accordance with the provisions thereof, and (h) you will retain all rights in connection with the Retained Claims. 3. Legal Advice, Reliance. You represent and acknowledge that (!!) you have been given adequate time (at least twenty-one (21) days) to consider this Release Agreement (which, by signing this Release Agreement prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this Release Agreement with your private attorney; (h) you have carefully read and fully understand all the provisions of this Release Agreement; (£) you have voluntarily entered into this Release Agreement, without duress or coercion; and (g) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section !(a) hereof, any portion thereof or any interest therein. You understand that if you request additional time to review the terms of this Release Agreement, a reasonable extension of time will be granted. 4. Miscellaneous. (a) No Violation of Law. You agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any United States federal, state or local statue, ordinance or regulation, or any applicable laws of any other country, or of any duty owed by the Company to you.

(b) Third Party Beneficiaries. All Releasees under this Release Agreement who are not signatories to this Release Agreement shall be deemed to be third paiiy beneficiaries of this Release Agreement to the same extent as if they were signatories hereto. (c) Governing Law; Severability. This Release Agreement will be governed by the laws of the State of New Jersey, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. (d) Revocation. You may revoke this Release Agreement within seven (7) days after the date on which you sign this Release Agreement. You understand that this Release Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by you and received by the Company at the following address no later than 5:00 p.m., New York time, on the seventh day after you have executed this Release Agreement: 3920 Park Avenue, Edison, NJ 08820, Attn: Chief People Officer. You understand that if you revoke this Release Agreement, you will not be entitled to any severance payments or benefits (to the extent not already paid or provided) under Section 7(f)(i) of your Employment Agreement. (e) Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. -- Signature page follows --

Very truly yours, Eos Energy Enterprises, Inc. By: ____________ _ Name: Title: ACCEPTED AND AGREED: [Name of Executive]